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                                                                      EXHIBIT 11


                ALL AMERICAN COMMUNICATIONS, INC. & SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)



                                                                                   YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                          1995            1994              1993
                                                                       -----------     ----------       -----------
Weighted average number of common shares
   outstanding                                                             8,181          6,135              4,826

Assumed exercise of dilutive options and warrants
   under the treasury stock method based on
   average market price                                                      149             66                 48
                                                                       -----------     ----------       -----------
Weighted average number of common shares and common
   share equivalents - primary                            (B)              8,330          6,201              4,874

Additional shares from assumed exercise of dilutive
   options and warrants under the treasury stock
   method based on ending market price                                       127            - -                143

Weighted average assumed conversion of 6-1/2%
   Convertible Subordinated Notes due 2003                                 5,178          5,217              1,258
                                                                       -----------     ----------       -----------
Weighted average number of common shares and common
   share equivalents - fully diluted                      (D)             13,635         11,418              6,275
                                                                       ===========     ==========       ===========
Computation of net income for per share purposes:
Net income applicable to common stockholders              (A)         $    7,248     $      455          $   4,242
Add:  After tax reduction of interest expense for
   assumed conversion of 6-1/2% Convertible
   Subordinated Notes due 2003                                             2,400          2,508                666
                                                                       -----------     ----------       -----------
Net income for fully diluted per share computation        (C)         $    9,648     $    2,963          $   4,908
                                                                       ===========     ==========       ===========
Net earnings per share:
    Primary                                               (A) / (B)   $     0.87     $     0.07          $    0.87
                                                                       ===========     ==========       ===========
    Fully diluted                                         (C) / (D)   $     0.71     $     0.26 (1)      $    0.78
                                                                       ===========     ==========       ===========


        (1) - Calculation for 1994 is antidilutive.